Exhibit 10.10

333 South Wabash, 40-South, Chicago, IL 60604	Thomas Pontarelli
Executive Vice President &
Chief Administration Officer
Telephone 312-822-5291
Facsimile 312-817-4030
e-Mail thomas.pontarelli@cna.com
March 31, 2010
Private and Confidential

To: Thomas Motamed
Re: Grant of Restricted Stock Units – Performance Based

Number of Restricted Stock Units Granted	141,758

Grant Date	March 3, 2010

In accordance with the terms of your Employment Agreement, dated May 22, 2008, as amended October 24, 2008, and March 3, 2010, as such may be further amended from time to time (collectively, the “Employment Agreement”), you have been granted 141,758 Restricted Stock Units (individually, an “RSU” and collectively, the “RSUs”) of CNA Financial Corporation (“Company”), pursuant to the terms of the CNA Financial Corporation Incentive Compensation Plan, as may be amended from time to time (the “Plan”), each of which represents the right to receive one share of Company common stock, subject to the terms set forth herein. This RSU award was granted under the Plan on March 3, 2010.
As described more fully in the attached Award Terms, the number of RSUs that are earned will be based on the extent to which the Company achieves its budgeted Net Operating Income (“NOI”) for the 2010 year, and the RSUs, to the extent earned, will become vested in four equal annual installments on each of the first four anniversaries of the Grant Date so long as you are employed by the Company on each such date. For example, one quarter of the RSUs granted (to the extent earned) will be vested on March 3, 2011 if you are an employee on that date. In addition, the RSUs (to the extent earned) will vest if your employment is terminated under certain circumstances and upon a Change in Control (as defined in Section 16 of the Employment Agreement). After the RSUs vest, one share of Company common stock will be transferred to you for each RSU that is earned, and you can decide whether to hold or sell the shares of Company common stock you have obtained, subject to CNA’s Securities Compliance Policy and applicable insider trading restrictions.
For the 2010 year, NOI goals and RSUs Award attainment will be determined according to the following schedule.

2010	2010	Percentage
CNAF NOI	CNAF NOI Achievement	RSUs Earned

< $600M	< 50%	0%

$600M - $750M	50% - 100%	80% - 100% [1]

$750M - $1300M	Above 100%	100%

(1) Percent of RSUs earned to be interpolated

Under the present tax laws, you will potentially recognize taxable income equal to the value of the Company common stock at the time it is transferred to you, even if you do not sell the stock. When and if you sell the shares of Company common stock acquired through the RSUs, any additional gain may be subject to further tax at capital gain rates. The Company recommends that you consult with your own tax advisor to determine the applicability of the tax rules to the awards granted to you in your individual circumstances.

This Award Letter provides a summary of your RSUs, and the Award is subject to the Award Terms enclosed with this Award Letter. (In the attached Award Terms, you are referred to as the “Participant.”) This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern.
Sincerely,

Award Terms
Restricted Stock Unit Award Terms for Performance Based Grant Under the
CNA Financial Corporation Incentive Compensation Plan
          On March 3, 2010 (the “Grant Date”), CNA Financial Corporation (the “Company”) granted to the Participant certain Restricted Stock Units (individually, an “RSU” and collectively, the “RSUs”) payable in shares of Company common stock. Each RSU constitutes a contractual right that entitles the eligible person to receive, at the time the right vests as hereinafter provided, one share of the Company’s common stock. All RSU grants shall be subject to the following terms (sometimes referred to as the “Award Terms”):
          1. RSUs Award. For purposes of these Award Terms, the “Participant” shall be the eligible person identified in the award letter included with these Award Terms (the “Award Letter”) and reflecting the date of grant of the RSUs that is the same as the Grant Date specified in these Award Terms. The RSUs have been granted under the CNA Financial Corporation Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated into and forms a part of these Award Terms, and shall constitute Deferred Shares as defined in Section 10.2 of the Plan. Certain words, terms and phrases used in these Award Terms are defined in the Plan (rather than in these Award Terms or Award Letter), and except where the context clearly implies or indicates the contrary, and except as otherwise provided in these Award Terms, a word, term, or phrase used or defined in the Plan is similarly used or defined in these Award Terms and the Award Letter. Other words, terms or phrases used in these Award Terms or the Award Letter are defined in Paragraph 12 of these Award Terms or elsewhere in these Award Terms or the Award Letter.
          2. Satisfaction of Performance Criteria. The RSUs shall be earned if, and only if, the Company’s NOI for the year that includes the Grant Date is at least equal to 50% of the Budgeted NOI for such year. For purposes of these Award Terms, “NOI” and “Budgeted NOI” shall have the meanings set forth in the Employment Agreement. If the NOI is equal to at least 50%, but not more than 100%, of the Budgeted NOI for the year, 80%-100% of the RSUs (and 80%-100% of each installment for purposes of Paragraph 3) shall be earned with interpolation applied for actual achievement. If the NOI is greater than 100% of the Budgeted NOI, 100% of the RSUs shall be earned (and 100% of each installment for purposes of Paragraph 3). If fewer than 100% of the RSUs are earned, the portion of the RSUs that are not earned shall be forfeited and the Participant shall have no further rights with respect to such unearned RSUs, and all provisions hereof that relate to the vesting and settlement of RSUs shall apply only to the earned portion. The Compensation Committee of the Company’s Board of Directors (“Committee”) shall determine the extent to which the RSUs are earned in accordance with Article 11 of the Plan as if the RSUs were Performance Bonus Awards as defined therein, and the requirements of Section 162(m) of the Internal Revenue Code, except that the Committee shall not have the authority to use negative discretion to reduce the number of RSUs that are earned.
          3. Vesting. Subject to the limitations of the Plan and these Award Terms, each installment of RSUs, to the extent earned, shall be vested, and no longer subject to forfeiture if the Participant’s employment is terminated, on and after the Vesting Date for such installment as described in the following schedule (but only if the Termination Date has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
First quarter of earned RSUs	March 3, 2011
Second quarter of earned RSUs	March 3, 2012
Third quarter of earned RSUs	March 3, 2013
Fourth quarter of earned RSUs	March 3, 2014

          4. Termination of Employment. All of the RSUs that have not yet vested shall expire and be forfeited, and the Participant shall have no further rights with respect to such RSUs, if the Termination Date occurs prior to the Vesting Date with respect to such RSUs, except as hereinafter provided. Notwithstanding the foregoing, all outstanding RSUs (to the extent earned) that have not previously vested shall vest if:
(a)
The Participant’s employment is terminated, either during the year that includes the Grant Date or the following year, by reason of his death or Permanent Disability, in which event the Termination Date shall be the Vesting Date for purposes of Paragraph 3;

(b)
The Participant is terminated by the Company without Cause, or resigns for Good Reason, as both such terms are defined in and determined under the Employment Agreement, in either case either during the year that includes the Grant Date or the following year, in which event the Termination Date shall be the Vesting Date for purposes of Paragraph 3, provided that the Participant executes and does not revoke the Release described in the Employment Agreement within the time period provided therein; or

(c)	There is a Change in Control, as defined in Section 16 of the Employment Agreement, in which event the date on which the Change in Control occurs shall be the Vesting Date for purposes of Paragraph 3.
          5. Transfer of Stock in Settlement of RSUs. As soon as practical, but in no event more than thirty (30) days after each Vesting Date, whether such Vesting Date occurs pursuant to Paragraph 3 or Paragraph 4, one share of common stock of the Company shall be transferred to the Participant in full settlement of the Participant’s rights with respect to each RSU that vested on such Vesting Date. Notwithstanding the foregoing, if on the Vesting Date the Committee has not yet determined the extent to which the RSUs have been earned, the shares, to the extent earned, shall be transferred to the Participant not more than thirty (30) days after the Committee makes its determination, but in no event later than the last day of the year following the year that includes the Grant Date; provided that if the Vesting Date occurs during the year that includes the Grant Date by reason of a termination of employment pursuant to Paragraph 4(b), then the transfer shall be deferred to the first business day that is at least six months after the Participant has incurred a separation from service as defined in Section 409A of the Internal Revenue Code.

          6. Dividend Equivalent Payments. In the event that the Company declares any dividend payable in cash to the holders of its common stock before the Vesting Date with respect to any of the RSUs (or after the Vesting Date but before shares of stock have been transferred to the Participant in settlement of the RSUs), the Participant shall be entitled to receive a payment of additional compensation equal to the dividends he would have received if he had owned a number of shares of common stock equal to the number of unvested or unsettled RSUs. Such dividend equivalent payments shall be paid to the Participant, without interest, at the same time that the applicable RSUs are transferred to him pursuant to Paragraph 5, and if the RSUs expire without vesting the Participant’s right to the dividend equivalent payments shall also be forfeited.
          7. Administration. The authority to manage and control the operation and administration of these Award Terms shall be vested in the Committee, and the Committee shall have all such powers with respect to these Award Terms as it has with respect to the Plan. Any interpretations of these Award Terms by the Committee and any decisions made by it with respect to these Award Terms are final and binding on the Company and the Participant except to the extent provided in Paragraph 9 of these Award Terms. These Award Terms may be modified by the Company in the event subsequent regulatory, tax, or legal developments require any such modification, provided that any such modification shall have minimum economic effect on these Award Terms.
          8. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the RSUs issued unless and until a certificate for the shares of common stock has been duly issued by the Company following vesting of the RSUs as provided herein.
          9. Governing Documents. The Award Letter shall be subject to these Award Terms, and these Award Terms shall be subject to the provisions of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. If discrepancies arise between these Award Terms and the Plan, the terms of the Plan will govern. These Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in these Award Terms to the contrary, in the event of any conflict between the Award Letter, these Award Terms, or the Plan, on the one hand, and the Employment Agreement, on the other hand, the Employment Agreement shall control:
(a)	unless the Participant otherwise agrees in a writing that expressly refers to the provision of the Employment Agreement whose control he is waiving;

(b)
except as expressly provided in Section 3.2 (other than the provisions of (x) Section 3.2(a) and (y) Section 3.2(c) to the extent that such provision authorizes the Committee to determine whether the Termination of Affiliation is for Cause or other reason, which determination shall continue to be governed by the Employment Agreement), Section 4.2, Article 13 (to the extent any deferral is required to insure deductibility under Section 162(m) of the Code (provided, however, that no such deferral shall be required if it would violate Section 409A of the Code)), Section 16.1, Article 17, Section 18.4 or Section 18.5 of the Plan; or

(c)	except as expressly provided in Paragraphs 7, 9, 10 or 11 of these Award Terms.

          10. Amendment. These Award Terms may be amended by written agreement of the Participant and the Company, without the consent of any other person, except that any such amendment shall be subject to the approval of the Committee.
          11. Arbitration/Beneficiaries/References. Any Claim, as such term is defined in Section 11 of the Employment Agreement, arising out of or relating to the Award Letter or these Award Terms shall be resolved by binding confidential arbitration in accordance with Section 24 of the Employment Agreement. In the event of the earliest to occur of (a) the Participant’s death, (b) a judicial determination of the Participant’s incompetence, or (c) the Participant’s Permanent Disability arising from a mental incapacity, references to the Participant in the Award Letter, these Award Terms and the Plan shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.
          12. Definitions. For purposes of these Award Terms, the following definitions shall apply:
(a)
Employment Agreement. The “Employment Agreement” shall mean that certain Employment Agreement, dated May 22, 2008, between the Participant and the Company, as amended by the First Amendment thereto dated October 24, 2008, and the Second Amendment thereto dated March 3, 2010, and any other amendment subsequently agreed to by the Participant and the Company.

(b)	Vesting Date. The Participant’s “Vesting Date” is the date on which the specified amount of RSUs are vested as provided for in Paragraphs 3 or 4 of these Award Terms.

(c)	Termination Date. The Participant’s “Termination Date” shall have the meaning set forth in the Employment Agreement.

(d)
Permanent Disability. The term “Permanent Disability” shall mean that the Participant has been unable, due to physical or mental incapacity, to substantially perform his duties and responsibilities under the Employment Agreement for 180 days out of any 270 consecutive days.